Exhibit 99.4

UNITED STATES STEEL CORPORATION

SUPPLEMENTAL STATISTICS (Unaudited)

2001

(Dollars in millions)	Quarter Ended March 31	Quarter Ended June 30	Quarter Ended Sept. 30	Quarter Ended Dec. 31	Year Ended Dec. 31
INCOME (LOSS) FROM OPERATIONS
Flat-rolled Products	$(142)	$(143)	$(97)	$(154)	$(536)
Tubular Products	26	35	18	9	88
U. S. Steel Kosice	41	41	39	2	123
Straightline	—	—	(10)	(7)	(17)
Real Estate	17	25	13	14	69
Other Businesses	(39)	23	21	(22)	(17)
Income (Loss) from Operations before special items	(97)	(19)	(16)	(158)	(290)
Special Items:
Asset impairments—receivables	(74)	—	—	(72)	(146)
Asset impairments—intangible assets	—	—	—	(20)	(20)
Costs related to Separation	—	(8)	(1)	(16)	(25)
Costs related to Fairless shutdown	—	—	(29)	(9)	(38)
Insurance recoveries related to USS-POSCO fire	—	2	21	23	46
Gain on Transtar reorganization	70	(2)	—	—	68
Total Income (Loss) from Operations	$(101)	$(27)	$(25)	$(252)	$(405)

CAPITAL EXPENDITURES
Flat-rolled Products	$16	$83	$12	$18	$129
Tubular Products	—	—	—	5	5
U. S. Steel Kosice	5	9	17	30	61
Straightline	—	—	14	5	19
Real Estate	—	—	1	1	2
Other Businesses	16	12	12	31	71
Total	$37	$104	$56	$90	$287

DEPRECIATION, DEPLETION AND AMORTIZATION
Flat-rolled Products	$47	$46	$47	$40	$180
Tubular Products	1	4	2	4	11
U. S. Steel Kosice	9	9	10	10	38
Straightline	—	—	—	1	1
Real Estate	—	—	1	—	1
Other Businesses	16	20	22	17	75
Total Segment Depreciation	$73	$79	$82	$72	$306
Not allocated to segment:
Asset impairments—intangible asset	—	—	—	20	20
Depreciation costs related to Fairless Shutdown	—	—	12	6	18
Total Depreciation, Depletion and Amortization	$73	$79	$94	$98	$344